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                                                                      Exhibit 12
                               AMERICAN AIRLINES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                                                Year Ended December 31,
                                                           -------------------------------------------------------------
                                                               1989          1990        1991         1992        1993
                                                           ----------    ----------   ----------   ----------   --------
Earnings:
      Earnings (loss) before income taxes,
      extraordinary loss, and cumulative
      effect of accounting changes                          $    674      $    (97)    $   (229)    $   (396)    $     74

      Add: Total fixed charges (per below)                       495           630          812          961        1,000

      Less: Interest capitalized                                  64           114          153           98           49
                                                            --------      --------     --------     --------     --------
         Total earnings                                     $  1,101      $    419     $    430     $    467     $  1,025
                                                            ========      ========     ========     ========     ========

Fixed charges:
      Interest                                              $    211      $    277     $    345     $    386     $    408

      Portion of rental expense representative
         of the interest factor                                  282           351          463          572          588

      Amortization of debt expense                                 2             2            4            3            4
                                                            --------      --------     --------     --------     --------
         Total fixed charges                                $    495      $    630     $    812     $    961     $  1,000
                                                            ========      ========     ========     ========     ========

Ratio of earnings to fixed charges                              2.22            -            -             -         1.03
                                                            ========      ========     ========     ========     ========

Coverage deficiency                                         $      -      $    211     $    382     $    494     $      -
                                                            ========      ========     ========     ========     ========






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